EXHIBIT 23.5

                      [LETTERHEAD OF LAZARD FRERES & CO.]

                                          November 21, 1994

Board of Directors
Borden, Inc.
180 East Broad Street
Columbus, OH 43215

Re: Registration Statement on Form S-4 of
    RJR Nabisco Holdings Corp.
    Registration No.
33-55767___________

Ladies and Gentlemen:

    Attached is our opinion letter, dated September 22, 1994, with respect to a series of transactions to be effected pursuant to the Agreement and Plan of Merger, dated as of September 23, 1994, as amended, among Borden, Inc., Whitehall Associates, L.P., and Borden Acquisition Corp. The foregoing opinion letter has been furnished for the information and assistance of the Board of Directors of Borden, Inc. and may not be disclosed or otherwise referred to without our prior written consent.

    In that regard, we hereby consent to the reference to the opinion of our Firm in the Prospectus contained in the Registration Statement and to the inclusion of the foregoing opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,
                                          /s/ LAZARD FRERES & CO.
                                          ......................................